Exhibit 99.1

National & Retail Trades and First Call

For release: March 5, 2009 at 8:30 AM (EST)

KOHL'S CORPORATION REPORTS FEBRUARY COMPARABLE STORE SALES

MENOMONEE FALLS, WI, -- (Business Wire) –March 5, 2009 -- Kohl’s Corporation (NYSE: KSS) reported today that total sales for the four-week month ended February 28, 2009 increased 3.6 percent from the four-week month ended March 1, 2008.  On a comparable store basis, sales decreased 1.6 percent.

Kevin Mansell, Kohl’s president and chief executive officer, commented, “February’s sales results exceeded our expectations as regular price selling offset significantly lower levels of clearance sales. Although we are pleased with the results, we intend to continue to plan sales conservatively and flow receipts accordingly in 2009.”

February Sales Summary
($ in millions)
	Fiscal Period Ended		% Change This Year
	Feb. 28,	Mar. 1,	All	Comp
	2009	2008	Stores	Stores
Month, Quarter-to-Date and Year-to-Date	$ 1,006.1	$ 971.6	3.6%	-1.6%

As of February 28, 2009, the Company operated 1,004 stores in 48 states, compared to 929 in 47 states at the same time last year.

Comments regarding the Company’s sales results will be provided in a pre-recorded telephone message, which will be available for 36 hours, from 8:30 AM EST on Thursday, March 5, until 8:30 PM EST on Friday, March 6.  The toll-free, dial-in number for the replay is (888) 360-2596. (No pass code is required.)

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company’s targeted sales and earnings.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those described in Item 1A in Kohl’s Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl’s

Based in Menomonee Falls, Wis., Kohl’s (NYSE: KSS - News) is a family-focused, value-oriented specialty department store offering moderately-priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. Kohl’s operates 1,004 stores in 48 states. A company committed to the communities it serves, Kohl’s has raised more than $102 million for children’s initiatives nationwide through its Kohl’s Cares for Kids® philanthropic program. For a list of store locations and information, or for the added convenience of shopping online, visit www.kohls.com.

Investor Relations:  Wes McDonald, Chief Financial Officer, (262) 703-1893

Media:  Vicki Shamion, Vice President – Public Relations, (262) 703-1464